                                                     PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-51879


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 18, 1998)

                                  SEPRACOR INC.
                    ----------------------------------------

               $189,475,000 PRINCIPAL AMOUNT OF 6 1/4% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2005
                  (Interest payable August 15 and February 15)
                    ----------------------------------------

                        4,012,617 Shares of Common Stock
                           ($0.10 par value per share)
                              ---------------------

     The information in this Prospectus Supplement concerning the Selling Securityholders supplements the statements set forth under the caption "Selling Securityholders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus. The information set forth under the caption "Selling Securityholders" in the Prospectus is supplemented as follows:

                             SELLING SECURITYHOLDERS

     The Debentures were originally acquired on February 10, 1998 from the Company by the Initial Purchasers. The Initial Purchasers advised the Company that the Initial Purchasers have resold the Debentures in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) and certain institutional "accredited investors" (as defined in Rule 501(a)(1), (2, (3), or (7) under the Securities Act). These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the Debentures and/or Conversion Shares pursuant to this Prospectus.

     The Debentures and the Conversion Shares have been registered pursuant to the Registration Rights Agreement which provides that the Company file a Registration Statement with regard to the Debentures and the Conversion Shares within 90 days of the date of original issuance of the Debentures and keep such Registration Statement effective until the earlier of (i) the sale pursuant to the Registration Statement of all the securities registered pursuant to the Registration Rights Agreement thereunder and (ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act or any successor provision.

     In addition, 12,639 Additional Shares are being registered pursuant to the Registration Statement for the account of certain securityholders of the Company. The Selling Securityholders may choose to sell Debentures and/or Sharesfrom time to time. See "Plan of Distribution."

     DEBENTURES AND CONVERSION SHARES. The following table sets forth the name of each Selling Securityholder who has provided the Company with notice as of the date of this Prospectus pursuant to the Registration Rights Agreement of such Selling Securityholder's intent to sell or otherwise dispose of Debentures and/or Conversion Shares pursuant to the Registration Statement, the principal amount of Debentures and the number of Conversion Shares which may be sold from time to time by such Selling Securityholder pursuant to the Registration Statement and the amount of outstanding Debentures and Common Stock beneficially owned by such Selling Securityholder prior to the offering (assuming no conversion of the Debentures). No such Selling Securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with, the Company or any of its affiliates during the three years prior to the date of this Prospectus. Because the Selling Securityholder may offer all or some portion of the Debentures and Conversion Shares, no estimate can be given as to the amount or percentage of Debentures or Common Stock that will be held by the Selling Securityholders upon termination of sales pursuant to this Prospectus. In addition, the Selling Securityholders identified below may have sold, transferred or disposed of all or a portion of their Debentures since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.




                                                        Amount of                                       Shares of
                                    Amount of          Debentures                                       Common Stock
                                    Debentures         Owned Before         Shares That May             Owned Before
           Name (1)                May Be Sold         Offering              Be Sold (2)                Offering
           --------               -------------       ----------             ------------               -----------

ICI American Holdings
Trust                               $425,000               $425,000                  8,972                     0

Zeneca Holdings Trust                425,000                425,000                  8,972                     0

State of Delaware PERS             1,000,000              1,000,000                 21,110                     0

Starvest Fund-
Discretionary                        500,000                500,000                 10,555                     0

State of Oregon/SAIF
Corporation                        4,000,000              4,000,000                 84,443                     0

State of Oregon PERS               4,500,000              4,500,000                 94,998                     0

Nalco Chemical Corp.
Retirement                           225,000                225,000                  4,749                     0

Kapiolani Medical
Center for Women and
Children                             100,000                100,000                  2,111                     0

Hawaiian Airlines
Pension for Salaried
Employees                             15,000                 15,000                    316                     0

Hawaiian Airlines
Pilots' Retirement Plan               70,000                 70,000                  1,477                     0

Hawaiian Airlines
Pension Plan - IAM                    50,000                 50,000                  1,055                     0

Allstate Insurance
Company                            2,000,000              2,000,000                 42,221                     0

Shepard Investments
International Inc.                14,875,000             14,875,000                314,023                     0



Silverton International
Fund Limited                       4,250,000              4,250,000                 89,721                     0

Nomura Securities
(Bermuda) Ltd.                    10,000,000             10,000,000                211,108                     0

Paloma Securities L.L.C.
                                   4,475,000              4,475,000                 94,471                     0
Ell & Co., as nominee
for The Northern Trust
Company of New York                  580,000                580,000                 12,244                     0

Salkeld & Co., as
nominee for Bankers
Trust Company                        615,000                615,000                 12,983                     0

Bankers Trust Company
                                   1,500,000              1,500,000                 31,666                     0
Bear Stearns Securities
Corp.                              1,500,000              1,500,000                 31,666                     0

The Income Fund of
America, Inc.                      7,350,000              7,350,000                155,164                     0

The TCW Group, Inc.               12,315,000             12,315,000                259,980                     0

Deutsche Bank AG                  12,105,000             12,105,000                255,546                     0

Morgan Stanley Dean
Witter                             2,045,000              2,045,000                 43,171                     0

Colonial Penn Life
Insurance Company                  2,000,000              2,000,000                 42,221                     0

OCM Convertible Trust              3,575,000              3,575,000                 75,471                     0

OCM Convertible
Limited Partnership                  100,000                100,000                  2,111                     0

Delta Air Lines Master
Trust                              1,025,000              1,025,000                 21,638                     0

State Employees'
Retirement Fund of the
State of Delaware                    840,000                840,000                 17,733                     0

State of Connecticut
Combined Investment
Funds                              3,210,000              3,210,000                 67,765                     0

Vanguard Convertible
Securities Fund, Inc.              2,200,000              2,200,000                 46,443                     0





Partner Reinsurance
Company Ltd.                         280,000                280,000                  5,911                     0

Chrysler Corporation
Master Retirement Trust
                                   2,405,000              2,405,000                 50,771                     0
Raytheon Company
Master Pension Trust               1,115,000              1,115,000                 23,538                     0

Mainstay Convertible
Fund                               4,750,000              4,750,000                100,276                     0

Century National
Insurance Company                    425,000                425,000                  8,972                     0

Chrysler Insurance
Company -Total Return                 30,000                 30,000                    633                     0

AAM/Zazove
Institutional Income
Fund L.P.                          2,500,000              2,500,000                 52,777                     0

Zazove Convertible
Fund L.P.                            745,000                745,000                 15,727                     0

McMahan Securities
Company L.P.                         390,000                390,000                  8,233                     0

Stephenson Ventures                  500,000                500,000                 10,555                     0

Delaware State
Employees' Retirement
Fund                               3,300,000              3,300,000                 69,665                     0

Declaration of Trust for
the Defined Benefit
Plans of ICI American
Holdings, Inc.                     1,030,000              1,030,000                 21,744                     0

Declaration of Trust for
the Defined Benefit
Plans of Zeneca
Holdings Inc.                        700,000                700,000                 14,777                     0

Thermo Electron
Balanced Investment
Fund                                 950,000                950,000                 20,055                     0

Hillside Capital
Incorporated Corporate
Account                              330,000                330,000                  6,966                     0





General Motors
Employees Domestic
Group Trust                       11,630,000             11,630,000                245,519                     0

Summer Hill Global
Partners L.P.                         80,000                 80,000                  1,688                     0

The J.W. McConnell
Family Foundation                    380,000                380,000                  8,022                     0

TQA Vantage Fund Ltd.
                                   1,000,000              1,000,000                 21,110                     0
TQA Arbitrage Fund,
L.P.                                 750,000                750,000                 15,833                     0

California Public
Employees' Retirement
System                             4,000,000              4,000,000                 84,443                     0

Millennium Trading
Co., L.P.                            185,000                185,000                  3,905                     0

Donaldson, Lufkin &
Jenrette Securities Corp.
                                     220,000                220,000                  4,644                     0
Fidelity Financial Trust:
Fidelity Convertible
Securities Fund (3)                7,815,000              7,815,000                164,981                     0

Fidelity Securities Fund:
Fidelity OTC Portfolio
(3)                               14,500,000             14,500,000                306,107                     0

MFS Series Trust I-
MFS Convertible
Securities Fund                        2,000                  2,000                     42                     0

MFS Series Trust V-
MFS Total Return Fund              1,998,000              1,998,000                 42,179                     0

J. P. Morgan & Co.                 3,000,000              3,000,000                 63,332                81,500

General Motors
Employees Domestic
Group Pension
Trust (4)                          8,679,000              8,679,000                183,221                47,600

Motors Insurance
Corporation (4)                    2,002,000              2,002,000                 42,263                     0

General Motors
Foundation, Inc. (4)                 319,000                319,000                  6,734                     0





Nicholas-Applegate
Convertible Fund                   2,157,000              2,157,000                 45,536                     0

Nicholas-Applegate
Global Holdings
Company LP                            70,000                 70,000                  1,477                     0

Baptist Health of South
Florida                              118,000                118,000                  2,491                     0

Boston Museum of
Fine Arts                             59,000                 59,000                  1,245                     0

Engineers Joint Pension
Fund                                 218,000                218,000                  4,602                     0

Physicians Life                      450,000                450,000                  9,499                     0

Wake Forest University               466,000                466,000                  9,837                     0

Dunham &
Associates II                         41,000                 41,000                    865                     0

Dunham &
Associates III                        22,000                 22,000                    464                     0

San Diego City
Retirement                           589,000                589,000                 12,434                     0

San Diego County
Convertible                        1,800,000              1,800,000                 37,999                     0

TQA Leverage
Fund, L.P.                           565,000                565,000                 11,927                     0

Anchor Pathway
Growth-Income Series               3,650,000              3,650,000                 77,054                     0

GLG Market
Neutral Fund                       2,000,000              2,000,000                 42,221                     0

Putnam Convertible
Income-Growth Trust                4,880,000              4,880,000                103,020                     0

Putnam Balanced
Retirement Fund                      300,000                300,000                  6,333                     0

Putnam Convertible
Opportunities and
Income Trust                         390,000                390,000                  8,233                     0

Museum of Fine Arts,
Boston                                60,000                 60,000                  1,266                     0

Boston College                       100,000                100,000                  2,111                     0





ProMutual                            500,000                500,000                 10,555                     0

Employers' Reinsurance
Corporation                          550,000                550,000                 11,610                     0

University of Rochester              120,000                120,000                  2,533                     0

Rhone-Poulenc Rorer
Pension Plan                         120,000                120,000                  2,533                     0

Parker-Hannifin
Corporation                          140,000                140,000                  2,955                     0

New Hampshire
Retirement System                    600,000                600,000                 12,666                     0

Norwest Bank
Nevada, N.A.                         300,000                300,000                  6,333                     0

Sage Capital                       2,750,000              2,750,000                 58,054                     0

Bristol Bay Native
Corporation                          500,000                500,000                 10,555                     0

Foundation for
Research                             300,000                300,000                  6,333                     0

Maria Newman                          50,000                 50,000                  1,055                     0

Roberta Goodman                      100,000                100,000                  2,111                     0

Stephen H. Weiss
Trustee U/A 5/26/76
Jerome K. Ohrbock
Grantor                              125,000                125,000                  2,638                     0

SoundShore Holdings
Ltd.                                 250,000                250,000                  5,277                     0

BTES-Convertible Arb                 500,000                500,000                 10,555                     0

--------------------

(1) Certain of the Debentures are currently evidenced by a global Debenture which has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee. Therefore, the Company is unable to provide the names of any remaining Selling Stockholders.

(2) Assumes conversion of full amount of Debentures held by such holder at the initial rate of $47.369 in principal amount of Debentures per share of Common Stock.

(3) Debentures are held in the nominee name of Mag & Co. The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors.

     FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. The holdings are as of September 2, 1998.

(4) General Motors Investment Management Corporation, a wholly owned subsidiary of General Motors Corporation ("GM"), provides investment advice and investment management services with respect to the assets of certain employee benefit plans of GM and its subsidiaries, including the General Motors Employees Domestic Group Pension Trust, and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities, including Motors Insurance Corporation and the General Motors Foundation, Inc.

     ADDITIONAL SHARES. Set forth below are the names of certain other Selling Securityholders who acquired shares of Common Stock in certain transactions not related to the sale of Debentures and the maximum number of Additional Shares that may be sold by each such Selling Securityholder from time to time hereunder. No such Selling Securityholders nor any of their affiliates has held any position or office with, been employed by or otherwise have had any material relationship with, the Company or any of its affiliates during the three years prior to the date of this Prospectus. The percentage of Common Stock beneficially owned by each of the Selling Securityholders identified below both prior to and after giving effect to the offering being made hereby is less than 1%.



                               NUMBER OF SHARES OF                                        NUMBER OF SHARES OF
                               COMMON STOCK                 NUMBER OF SHARES OF           COMMON STOCK
                               BENEFICIALLY OWNED           COMMON STOCK TO BE            BENEFICIALLY OWNED
            NAME               PRIOR TO THIS OFFERING       OFFERED HEREUNDER             AFTER THIS OFFERING
           ------              -----------------------      -------------------           --------------------

Robash Inc.                           243                           243                             0

Beincke Investment
Fund L.P.                           1,944                         1,944                             0

Theodore H. Ashford                 4,243                           243                         4,000

Bedrock Asset Trust I               7,778                         7,778                             0

Bankers Trust
Company, as Trustee of
the Hughes Aircraft
Company Retirement
Plans                              80,539                         2,431                        78,108





                    The date of this Prospectus Supplement is
                                November 22, 1999